Exhibit 10.4

PERFORMANCE STOCK UNIT AGREEMENT
PURSUANT TO THE
BOISE CASCADE COMPANY 2013 INCENTIVE COMPENSATION PLAN

Participant:	[ ]

Grant Date:	February 24, 2016

Target Number of Performance Stock Units (the “Target PSUs”):    [                        ]

THIS PERFORMANCE STOCK UNIT AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date above, is entered into by and between Boise Cascade Company, a corporation organized in the State of Delaware (the “Company”), and the Participant specified above, pursuant to the Boise Cascade Company 2013 Incentive Compensation Plan (the “Plan”).

1.    Incorporation by Reference; Plan Document Receipt.  This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments to the Plan adopted at any time unless such amendments are expressly intended not to apply to this Agreement), and the terms and provisions of the Plan are made a part of and incorporated in this Agreement as if they were set forth in this Agreement.  Any capitalized term not defined in this Agreement shall have the meaning given in the Plan.  The Participant acknowledges receipt of a copy of the Plan and that he or she has read the Plan carefully and fully understands it.  If there is any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan control.

2.     Grant of Performance Stock Unit Award.  The Company grants to the Participant, as of the Grant Date, the number of PSUs specified above, as adjusted pursuant to Section 3(a).  Except as otherwise provided by the Plan, the Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s interest in the Company for any reason. No adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of the shares of Common Stock underlying the PSUs, except as otherwise specifically provided for in the Plan or this Agreement.

3.     Vesting.  The PSUs subject to this Award are subject to both a time-based vesting condition (the “Time-Based Condition”) and a performance-based vesting condition (the “Performance Condition”).  None of the PSUs shall vest unless and until both the Time-Based Condition and the Performance Condition are satisfied.

(a)     Performance Condition.  The Performance Condition is based upon the Company’s ROIC for the 2016 calendar year (the “Performance Period”).  Following the end of the Performance Period, but in no event later than March 1, 2017, the Committee shall certify the Company’s ROIC for the 2016 calendar year, and based on the level of ROIC achieved and the table below, shall determine the percentage of Target PSUs that are earned ( the “Earned PSUs”).

Level of Performance	2016 ROIC	Percentage of Target PSUs that become Earned PSUs
Maximum	9.5%	200% (the Maximum Shares)
Target	5.5%	100%
Threshold	1.6%	50%

(i)    The percentage of Target PSUs that become Earned PSUs for actual ROIC between the Threshold level and the Target level or between the Target level and the Maximum level shall be determined on a pro rata basis using straight line interpolation. If actual ROIC is less than Threshold, none of the PSUs shall become Earned PSUs and no further rights shall exist under this Agreement. The number of Earned PSUs shall not exceed 200% of Target PSUs.

(ii)    ROIC. For purposes of this Agreement, “ROIC” is defined in Exhibit A.

(iii)    Change in Control.  If a Change in Control occurs during the Performance Period, then the number of Earned PSUs shall equal the number of Target PSUs; provided however that this Section 3(a)(iii) shall not apply if the PSUs are replaced by an equivalent award providing for accelerated vesting in connection with the Participant’s Termination following the Change in Control, as determined by the Committee in its sole discretion.

(b)     Time-Based Condition.

(i)     Vesting Date. Earned PSUs will satisfy the Time-Based Condition and vest on March 1, 2019 (the Vesting Date). Except as otherwise provided in this Section 3(b), a Participant must be employed on the Vesting Date to vest in the Earned PSUs. If a Participant incurs a Termination prior to the Vesting Date other than as provided in this Section 3(b), all Earned PSUs will be forfeited immediately following the Participant’s Termination.

(ii)    No Partial Vesting. Except as provided pursuant to Section 3(b)(v), there shall be no proportionate or partial vesting prior to the Vesting Date.

(iii)     Change in Control.  If a Change in Control which constitutes a “change in the ownership of the corporation,” a “change in effective control of the corporation,” or a “change in the ownership of a substantial portion of the assets of the corporation,” as those terms are defined pursuant to Section 409A of the Internal Revenue Code and the regulations thereunder, occurs prior to the Vesting Date, then the Time-Based Condition shall be satisfied for all Earned PSUs as of the date of the Change in Control and the Earned PSUs shall vest as of the date of the Change in Control, so long as the Participant has not incurred a Termination prior to the Change in Control; provided that this Section 3(b)(iii) shall not apply if the PSUs are replaced by an equivalent award providing for accelerated vesting in connection with the Participant’s Termination following the Change in Control, as determined by the Committee in its sole discretion.

(iv)    Termination due to death or Disability.  In the event of a Participant’s Termination due to death or Disability during the Performance Period, then the Time-Based Condition shall be satisfied as of the date of death or Disability for all PSUs and the PSUs shall remain outstanding and shall have the opportunity to satisfy the Performance Condition and become Earned PSUs.  In the event of a Participant’s Termination due to death or Disability after the Performance Period, the Time-Based Condition shall be satisfied as of the date of death or Disability for all Earned PSUs.

(v)    Termination due to Retirement. In the event of a Participant’s Retirement at any time prior to the Vesting Date, a pro rata portion of the Earned PSUs shall be deemed to have satisfied the Time-Based Condition as of the later of March 1, 2017 or the Participant’s Retirement date. The pro rata portion shall be calculated as the number of Earned PSUs multiplied by a fraction, the numerator of which is the number of full calendar months elapsed from March 1, 2016 through the Participant’s Retirement date, and the denominator of which is 36. For purposes of this Agreement, “Retirement” means the Participant’s Termination after attainment of age 62 and completion of at least 15 years of employment with the Company and its predecessors, or age 65 regardless of length of employment.

(c)    Vested PSUs.  PSUs that have satisfied both the Time-Based Condition and the Performance Condition are referred to as “Vested PSUs”.

4.     Payment.

(a)    General.  Vested PSUs will be paid to the Participant in whole shares of Common Stock.

(b)    Time of Payment. The designated payment date for purposes of Section 409A of the Internal Revenue Code and the regulations thereunder shall be March 1, 2019 for Earned PSUs vesting pursuant to Section 3(b)(i), Section 3(b)(iv) and Section 3(b)(v); and the date of Change in Control for Earned PSUs vesting pursuant to Section 3(b)(iii). Delivery of shares pursuant to this Agreement shall be made as soon as practicable following the designated payment date, and in any case by the later of December 31st of the calendar year in which such designated payment date occurs or the 15th day of the third calendar month following the designated payment date.

5.    Dividends; Rights as Stockholder.  Cash dividends on shares of Common Stock underlying the PSUs shall be credited to a dividend book entry account on behalf of the Participant, provided that any cash dividends shall be held uninvested and without interest, shall be subject to the same vesting conditions as the PSUs to which they relate, and shall be paid in cash at the same time that the shares of Common Stock underlying the Vested PSUs (if any) are delivered to the Participant in accordance with Section 4.  Stock dividends on shares of Common Stock underlying the PSUs shall be credited to a dividend book entry account on behalf of the Participant, provided that any stock dividends shall be subject to the same vesting conditions as the PSUs to which they relate, and shall be paid in shares of Common Stock at the same time that the shares of Common Stock underlying the Vested PSUs (if any) are delivered to the Participant in accordance with Section 4.  The Participant shall have no rights as a stockholder with respect to any shares of Common Stock underlying any PSU unless and until the Participant has become the holder of record of such shares.

6.    Non-Transferability.  No portion of the PSUs (or the shares of Common Stock underlying the PSUs) may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, other than to the Company as a result of forfeiture of the PSUs as provided in Section 3, unless and until the shares are delivered to the Participant in accordance with Section 4 and the Participant has become the holder of record of the shares.

7.    Governing Law.  All questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to choice of law provisions.

8.    Tax Withholding.  The Company may deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to the PSUs. If the Participant fails to remit any amounts requested by the Company, the Company may otherwise refuse to issue or transfer any shares of Common Stock otherwise required to be issued pursuant to this Agreement.  The Participant acknowledges that if he or she is or becomes Retirement-eligible or Retires prior to the Vesting Date, FICA and SDI obligations may apply prior to any payment pursuant to Section 4. Any minimum statutory required withholding obligation with regard to the Participant shall be satisfied by reducing the amount of cash or shares of Common Stock otherwise deliverable to the Participant.

9.    Securities Representations.  This Agreement is being entered into by the Company in reliance upon the following express representations and warranties of the Participant.  The Participant acknowledges, represents and warrants that:

(a)    The Participant has been advised that the Participant may be an “affiliate” within the meaning of Rule 144 under the Securities Act and in this connection the Company is relying in part on the Participant’s representations set forth in this Section 9.

(b)    If the Participant is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the shares of Common Stock issuable hereunder must be held indefinitely unless an exemption from any applicable resale restrictions is available or the Company files an additional registration statement (or a “re-offer prospectus”) with regard to such shares of Common Stock and the Company is under no obligation to register such shares of Common Stock (or to file a “re-offer prospectus”).

(c)    If the Participant is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the Participant understands that (i) the exemption from registration under Rule 144 will not be available unless (A) a public trading market then exists for the Common Stock of the Company, (B) adequate information concerning the Company is then available to the public, and (C) other terms and conditions of Rule 144 or any exemption therefrom are complied with, and (ii) any sale of the shares of Common Stock issuable hereunder may be made only in limited amounts in accordance with the terms and conditions of Rule 144 or any exemption therefrom.

10.    Entire Agreement; Amendment.  This Agreement, together with the Plan, contains the entire agreement between the parties with respect to the grant of PSUs, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter.  The Committee may, in its sole discretion, modify or amend this Agreement from time to time in accordance with and as provided in the Plan.  This Agreement may also be modified or amended by a writing signed by both the Company and the Participant.  The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practical after the adoption of the modification or amendment.

11.    Notices.  Any notice by the Participant shall be given to the General Counsel of the Company in writing and such notice shall be deemed duly given upon receipt by the General Counsel.  Any notice by the Company shall be given to the Participant in writing and such notice shall be deemed duly given upon receipt at the address the Participant has on file with the Company.

12.     No Right to Employment.  Nothing in this Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries or its Affiliates to terminate the Participant’s employment or service at any time, for any reason and with or without Cause. Any questions as to whether and when there has been a Termination and the cause of such Termination shall be determined in the sole discretion of the Committee.

13.    Transfer of Personal Data.  The Participant authorizes, agrees and unambiguously consents to the transmission by the Company (or any Subsidiary) of any personal data information related to the PSUs awarded under this Agreement for legitimate business purposes (including, without limitation, the administration of the Plan).  This authorization and consent is freely given by the Participant.

14.     Compliance with Laws.  The grant of PSUs and the issuance of shares of Common Stock hereunder shall be subject to, and shall comply with, the requirements of any applicable foreign and U.S. federal and state laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case the rules and regulations promulgated thereunder) and any applicable securities exchange requirement.  The Company shall not be obligated to issue the PSUs or any shares of Common Stock pursuant to this Agreement if issuance would violate any applicable requirements.  As a condition to the settlement of the PSUs, the Company may require the Participant to satisfy any qualifications that the Company may deem necessary or appropriate to evidence compliance with any applicable law or regulation.

15.    Binding Agreement; Assignment.  This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns.  The Participant shall not assign (except in accordance with Section 6) any part of this Agreement without the prior express written consent of the Company.

16.    Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

17.    Further Assurances.  Each party shall do and perform (or shall cause to be done and performed) all further acts and shall execute and deliver all other agreements, certificates, instruments and documents as either party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated hereunder.

18.     Severability.  The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in that jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties shall be enforceable to the fullest extent permitted by law.

19.    Acquired Rights.  The Participant acknowledges and agrees that: (a) the Company may terminate or amend the Plan at any time; (b) the Award of PSUs made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company; (c) no past grants or awards (including, without limitation, the PSUs awarded under this Agreement) give the Participant any right to any grants or awards in the future; and (d) any benefits granted under this Agreement are not part of the Participant’s ordinary salary, and shall not be considered as part of such salary in the event of severance, resignation or any other Termination.

20.    Clawback.  The rights contained in this Agreement shall be subject to (i) any right that the Company may have under any Company recoupment policy or other agreement or arrangement with the Participant, or (ii) any right or obligation that the Company may have regarding the clawback of incentive-based compensation under Section 10D of the Exchange Act, as amended (as determined by the rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission) or other applicable law.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Grant Date.

BOISE CASCADE COMPANY

By:

Name:

Title:

PARTICIPANT

Name:

Signature Page to Performance Stock Unit Agreement

 EXHIBIT A
ROIC

“ROIC”, or Return on Invested Capital, for any period means, as determined by the Committee in its good faith sole discretion, Net Operating Profit After Taxes (“NOPAT”) divided by average invested capital.

(1)    NOPAT means net income plus after-tax financing expense. Net income means EBITDA less depreciation expense, net interest expense, and income tax provision.

(2)    Invested capital means capitalized lease expense plus total assets, less current liabilities excluding short term debt. Average invested capital means a rolling five-quarter average of invested capital.

(3)    Calculation inputs are disclosed in the Company’s Form 10-Q and Form 10-K filings. An example calculation is below.

	Boise Cascade ($000)
	2013	2014	2015

Net Operating Profit After Taxes ("NOPAT")
EBITDA	$136,371	$196,556	$160,065
Depreciation Expense	(38,038)	(51,439)	(55,578)
Net Interest Expense	(20,185)	(21,812)	(22,209)
Income before Income Taxes	78,148	123,305	82,278
Income Tax (Provision) Benefit at 38%	(29,696)	(46,856)	(31,266)
Net Income	48,452	76,449	51,012

Financing Expenses
Interest	20,185	21,812	22,209
Leases	15,123	17,511	18,138
Pre-Tax Financing Expense	35,308	39,323	40,347

After-Tax Financing Expense (at 38%)	21,891	24,380	25,015
Net Income	48,452	76,449	51,012
Net Operating Profit After Taxes ("NOPAT")	$70,343	$100,829	$76,027	A

Invested Capital ("IC")
Lease Expense	$15,123	$17,511	$18,138
Lease Capitalization Rate	8.5%	8.5%	8.5%
Capitalized Lease Expense	177,914	206,006	213,388
Total Assets	1,104,186	1,220,485	1,248,606
Current Liabilities, excluding Short-term Debt	(239,017)	(255,190)	(258,116)
Invested Capital (period end)	$1,043,083	$1,171,301	$1,203,878

Average Invested Capital	$1,063,409	$1,106,128	$1,195,221	B

Return on Invested Capital ("ROIC")	6.6%	9.1%	6.4%	A/B